841 Putnam International Equity Fund
12/31/15 Semi Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 	        Class A	  19,146
		Class B	  232
		Class C	  1,072
	        Class M	  280

72DD2	        Class R	  65
		Class R5  568
                Class R6  553
		Class Y	  2,874

73A1		Class A	  0.593
		Class B	  0.401
		Class C	  0.429
                Class M	  0.468

73A2		Class R	  0.498
		Class R5  0.669
                Class R6  0.692
		Class Y	  0.665

74U1		Class A	  32,976
		Class B	  590
		Class C	  2,532
	        Class M	  609

74U2		Class R	  134
		Class R5  874
                Class R6  843
                Class Y	  4,394

74V1		Class A	  22.00
		Class B	  21.02
		Class C	  21.29
                Class M	  21.45

74V2		Class R   21.65
		Class R5  22.28
                Class R6  22.30
		Class Y	  22.24


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B
Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.